Exhibit 10.1
SEPARATION AGREEMENT AND FULL RELEASE OF CLAIMS

This Separation Agreement and Full Release of Claims (the "Agreement") is by and between Regency GP LLC on behalf of itself and its subsidiaries and affiliates ("Employer") and Paul M. Jolas ("Executive").

WHEREAS, Employer and Executive have mutually agreed to terminate their employment relationship;

WHEREAS, in order to achieve a final and amicable resolution of the employment relationship in all its aspects, Employer has agreed to make payments under this Agreement to which Executive is not otherwise entitled under any policy, practice, agreement, or other understanding.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Separation from Employment.  Executive’s employment with Employer (as the Executive Vice President, Chief Legal Officer and Secretary of Employer) will terminate as of the close of business on May 16, 2012 or such earlier date at the discretion of Employer or Executive (the "Separation Date").  Executive will continue to be paid his base salary through the Separation Date, as set forth herein.  Executive agrees to submit such resignations in his capacities as an officer and director of Employer and any of its subsidiaries and affiliates, as requested by Employer, all effective as of the Separation Date.  Notwithstanding anything herein to the contrary, if Employer terminates Executive prior to May 16, 2012 for reasons other than for Cause, Executive shall be entitled to full payment of the amounts/benefits set forth in this Agreement, including that set forth in this Section 1, Sections 2, 3, 4, 5 and 6 hereof.

2.
Consideration for Signing.  As consideration for this Agreement and subject to the terms and conditions set forth herein, on the Separation Date Employer agrees to pay Executive (i) a lump sum amount of Two Hundred Eighty Five Thousand Dollars and NO/100 ($285,000.00), representing nine and one-half (9 1/2) months of base salary, and (ii) a lump sum amount of Thirty Thousand Dollars and NO/100 ($30,000.00) per month (or as prorated for a portion of a month) in which Executive remains employed from February 1, 2012 thru May 16, 2012; less all required government payroll deductions and withholdings.  This payment (and, including any payment of amounts attributable to distributions and vesting of units under the Plan as described in Section 3 below or other payments made pursuant to this Agreement) shall constitute a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.  Employer’s payment to Executive of the amounts noted in this Section 2 (and the vesting of Units under the Plan as set forth in Section 3 below) is conditioned upon Executive’s full compliance with the terms and conditions set forth in this Agreement. Notwithstanding anything herein to the contrary, and in addition to any and all remedies and alternatives which may be available at law or in equity, in the event of a breach of the provisions of this Agreement by Executive (and Executive’s failure to cure such breach after receipt of reasonable written notice from Employer), Employer may cease without further obligation to Executive to make any of the remaining payments set forth in this Section 2.  For the avoidance of doubt and absent any breach by Executive of the provisions of this Agreement, if Executive’s employment is terminated prior to May 16, 2012 for Cause (defined below); or (iii) if Executive resigns for any reason prior to May 16, 2012; then Executive shall be paid the amounts noted in and as set forth in this Section 2.

3.	Vesting of Restricted Units/Distributions.

(a)
  Time Based Units Scheduled to Vest March 2012.  Subject to the terms and conditions of this Section 3 and conditioned upon Executive remaining employed by Employer thru March 15, 2012, with respect to outstanding awards granted under the Regency GP LLC Long-Term Incentive Plan ("Plan"), Employer agrees that a portion of all unvested time based Restricted Units (as defined in the applicable Plan) heretofore granted to Executive (representing 2,267 of time based units, previously scheduled to vest on March 15, 2012) shall fully vest into Units (as defined in the applicable Plan) on March 15, 2012, and Executive will be entitled to receive such Units and all rights associated therewith (including unpaid distributions on those units accrued from the grant date up to and including March 15, 2012, so long as Executive is vested as a holder of record on the date that such distributions are paid by Employer) on such date, subject to the provisions of the applicable Plan relating to the withholding of taxes.   As soon as practicable, but not later than thirty (30) days after March 15, 2012, issuance of Units representing the accelerated vesting as noted in this Section 3(a) and cash distribution of accrued distributions related to such Units (from the date of grant) will be paid, in each case net of all required government deductions and withholdings.

Notwithstanding anything to the contrary, Executive shall not be entitled to receive such 2,267 Units or any portion thereof and shall forfeit any and all outstanding and unvested time and performance based Restricted Units previously granted under the Plan and other rights or associated distributions applicable thereto (i) if Executive’s employment is terminated prior to March 15, 2012 for Cause; or (ii) if Executive resigns for any reason prior to March 15, 2012; provided, however, that if Employer terminates Executive’s employment prior to March 15, 2012 without Cause, Executive shall be entitled to receive such 2,267 Units in their entirety.

(b)
Time Based and Performance Based Units Scheduled to Vest March 2013.  Subject to the terms and conditions of this Section 3 and conditioned upon Executive remaining employed by Employer thru May 16, 2012, with respect to outstanding awards granted under the Regency GP LLC Long-Term Incentive Plan ("Plan"), Employer agrees that a portion of all unvested time based and performance based Restricted Units (as defined in the applicable Plan) heretofore granted to Executive (totaling 12,467 units, representing 10,200 of performance based units previously scheduled to vest on March 15, 2013 and 2,267 of time based units, previously scheduled to vest on March 15, 2013) shall fully vest into Units (as defined in the applicable Plan) on May 16, 2012, and Executive will be entitled to receive such Units and all rights associated therewith (including unpaid distributions on those units accrued from the grant date up to and including May 16, 2012, so long as Executive is vested as a holder of record on the date that such distributions are paid by Employer) on such date, subject to the provisions of the applicable Plan relating to the withholding of taxes.   As soon as practicable, but not later than thirty (30) days after May 16, 2012, issuance of Units representing the accelerated vesting as noted in this Section 3(b) and cash distribution of accrued distributions related to such Units (from the date of grant) will be paid, in each case net of all required government deductions and withholdings.  Except as otherwise granted herein on May 16, 2012, Executive shall forfeit any other rights to any other unvested, time or performance based Restricted Units and associated distributions attributable to the awards granted to Executive prior to the date hereof.

Notwithstanding anything to the contrary, Executive shall not be entitled to receive such 12,467 Units or any portion thereof and shall forfeit any and all outstanding and unvested time and performance based Restricted Units previously granted under the Plan and other rights or associated distributions applicable thereto (i)  if Executive’s employment is terminated prior to May 16, 2012 for Cause; or (ii) if Executive resigns for any reason prior to May 16, 2012; provided, however, that if Employer terminates Executive’s employment prior to May 16, 2012 without Cause, Executive shall be entitled to receive such 12,467 Units in their entirety.

      (c) As used herein, “Cause” means Executive’s (i) failure to satisfactorily perform Executive’s material duties or to devote Executive’s sufficient time and effort to Executive’s material duties; (ii) material violation of any Company policy; (iii) failure to follow lawful directives from the Employer’s or its affiliates CEO, President, Executive Vice President, or the Board of Directors, (iv) negligence or material misconduct; (v) dishonesty or fraud; (vi) felony conviction; or (vii) breach of this Agreement; that Executive fails to cure after receipt of reasonable written notice from Employer.

4.
2011 Bonus.  As further consideration for this Agreement and in the event that Executive remains employed, by Employer until March 1, 2012, Employer agrees to pay Executive the Board approved amount of the bonus, expressed as a percentage of Executive’s base salary (exclusive of any bonus, commission, incentive pay, overtime, equity compensation grants or exercises, auto or travel allowance, or other similar payments or compensation) earned as of such date, for which Executive is eligible under the 2011 Annual Bonus Plan issued by the Employer; less all required government payroll deductions and withholdings.  Executive’s 2011 Bonus percentage (described above) will be no less than the bonus percentage of any other Executive Vice President of Employer who receives a cash bonus.

5.
COBRA Coverage.  As further consideration and subject to the terms and conditions of this Agreement, commencing on 1st day of the month following the Separation Date and continuing until May 31, 2013, Employer shall pay for the full cost of Executive’s premium for continued health and dental insurance coverage under the Employer's health insurance plan and the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), subject to the terms, conditions and limitations of that health insurance plan.  This Agreement does not affect Executive’s right to continue COBRA coverage after the Separation Date; provided, however, that Executive must make such elections and take such other actions as may be required by that plan and applicable law to receive that continued coverage.

6.
No Additional Benefits. Executive agrees that this Agreement resolves all outstanding issues arising from Executive’s employment and Executive acknowledges and agrees that Executive has received all compensation and benefits to which Executive would otherwise be entitled through the Separation Date and shall receive no compensation or benefits from Employer in addition to those set forth above; provided, Executive shall retain any vested interest and vested rights that Executive may otherwise have under any Executive benefit or compensation plan sponsored by Employer (including Employer’s 401(K) plan, deferred compensation plan, any required COBRA continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended), subject to the terms and conditions of such plan.  Employer agrees that until May 16, 2012, Executive shall continue to have the use of office space, phone, email, parking and cell phone unless terminated by Employer for Cause prior to such date.

7.
Release of Claims.  Executive stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in this Agreement, specifically including the payments set forth in Section 2 above, the same being good and valuable consideration, Executive hereby acting of Executive’s own free will, voluntarily and on behalf of him or herself, Executive’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES Employer and Employer’s parent and their respective past and present subsidiaries, affiliates, partners, directors, officers, owners, shareholders, employees, predecessors, joint employers, successor employers and agents, and each of them (collectively "Released Parties"), of and from any and all debts, obligations, claims, counterclaims, demands, judgments, and/or causes of action of any kind whatsoever (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring at any time before, or at the time of, Executive's signing of this Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys' fees, expenses, reimbursements, costs of any kind or reinstatement. This release includes, but is not limited to, any and all rights or claims, demands, and/or causes of action arising out of Executive’s employment, separation or termination from employment with Employer, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Executive’s employment with Employer or the termination or separation of such employment or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with Employer to the date and time of execution of this Agreement.

Executive has a period of forty-five (45) days in which to consider this Agreement.  Executive may choose to sign this Agreement prior to the expiration of the forty-five (45) day period, but is not required to do so.  Once Executive signs the Agreement, Executive shall have a period of seven (7) days from the date Executive signs the Agreement to revoke the Agreement.  The Agreement shall not become effective or enforceable until the eighth day after Executive signs the Agreement (the "Effective Date").  To revoke this Agreement, Executive must provide written notice of revocation to Employer at Attention: Chris Curia, Vice President-Human Resources, 800 E. Sonterra Blvd., Suite 200, San Antonio, Texas 78258 prior to the expiration of the seven (7) day revocation period.  No payments under this Agreement shall be due until the expiration of the seven (7) day revocation period.  Employer hereby advises Executive to consult with an attorney concerning this Agreement prior to signing the Agreement.

Employer and Employer’s parent and their respective past and present subsidiaries, affiliates, partners, directors, officers, owners, shareholders, predecessors, joint employers, successor employers and agents, and each of them agree to RELEASE, ACQUIT and forever DISCHARGE and do hereby RELEASE, ACQUIT and forever DISCHARGE Executive and his affiliates, agents, attorneys, heirs, successors and assigns of and from any and all debts, obligations, claims, counterclaims, demands, judgments, and/or causes of action of any kind whatsoever (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring at any time before, or at the time of, Executive's signing of this Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys' fees, expenses, reimbursements, costs of any kind or reinstatement. This release includes, but is not limited to, any and all rights or claims, demands, and/or causes of action arising out of Executive’s employment, separation or termination from employment with Employer; except that Employer and Executive agree that such RELEASE, ACQUITTAL and DISCHARGE shall not relieve Executive from his obligations under this Agreement and any claims or rights that Employer may have arising after the date that Executive executes this Agreement.  Further, Employer and Executive (on behalf of itself and the Released Parties) expressly warrant and agree  not to institute, and have not instituted, any legal proceeding against the Executive or Executive’s heirs, administrators, executors, successors and assigns before any state or federal agency, any arbitral body, or any court for any claims described in this section based on facts occurring at any time before or at the time of the execution of this Agreement.

8.
Confidential and Proprietary Information.  Executive acknowledges, agrees and stipulates that during his or her employment Executive had access to confidential and proprietary information relating to the business and affairs of Employer and its parent, subsidiary, and affiliated entities including, by way of example, (i) financial information, including budgets or projections, business plans, pricing policies or strategies, tariff information, business methods, or any other financial, marketing, pricing, or regulatory strategic information; (ii) information about existing or potential customers and their representatives, including customer identities, lists, preferences, customer services and all other customer information; (iii) information about pending or threatened legal or regulatory proceedings; (iv) information about employees and the terms and conditions of their employment; (v) computer techniques, programs and software; (vi) information about potential acquisitions or divestitures; and (vii) any other non-public information that cannot be obtained readily by the public and would be useful or helpful to competitors, customers or industry trade groups if disclosed (collectively, "Confidential Information").  Executive agrees that Executive shall not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, unless pursuant to a lawful subpoena or court order, use, disseminate or disclose any of the Confidential Information to any person or entity.  Executive further acknowledges that if Executive were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause Employer irreparable harm and injury for which no adequate remedy at law exists.  Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Executive, Employer shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity.  Executive acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies which Employer may pursue.  Nothing in this Agreement shall be construed to prohibit Executive from accepting comparable employment.

9.
Employer's Property.  Executive represents that on the Separation Date Executive will return to Employer all written and electronic records, communications, reports, and other materials and data, including any copies, and also all other tangible items, such as computer equipment, purchasing cards and telephone cards, that belong to Employer and are in Executive's possession or under Executive's control.

10.
Confidentiality of Agreement.  Unless and until this Agreement is filed with any SEC Form 8-K or other required disclosure under applicable law, Employee agrees not to discuss, disclose or otherwise communicate any of the terms of this Agreement, including without limitation the amounts of the payments or other consideration provided, to anyone except to Employee’s attorney, tax advisor and Employee’s spouse, if any, or as required by law.  Unless and until this Agreement is filed with any SEC Form 8-K or other required disclosure under applicable law, Employee understands and agrees that, as a result of this binding promise of strict confidentiality, Employee may not hereafter discuss  or otherwise communicate with, among other persons, any of Employer’s current or former employees regarding the terms, including the payments or other consideration, included in this Agreement.

11.
Negative Statements By Executive/Employer.  To the extent permitted and consistent with law, Executive further agrees that Executive shall make no derogatory, disparaging, defamatory or otherwise negative statements, oral or written, concerning, Employer or any of Employer's parents, subsidiaries or affiliates or any officers, directors, or employees of any of those businesses or any of the services or products of any of those businesses.  This paragraph is not intended to limit any rights that Executive has under any statute, regulation, or other law.

   To the extent permitted and consistent with law, Employer further agrees   that Employer shall make no derogatory, disparaging, defamatory or otherwise negative statements, oral or written, concerning Executive.  This paragraph is not intended to limit any rights that Employer has under any statute, regulation, or other law.

12.
Expense Reimbursement.  Executive agrees that any expense reimbursements for expenses incurred during Executive's employment with Employer must be submitted for reimbursement to Employer within six (6) months of the Separation Date.  With regard to the required form for any reimbursement request and supporting documentation, Employer's normal policies and rules apply.  Employer retains its normal right to reject or approve expense reimbursements subject to its normal policies.  Any expense reimbursements submitted by Executive more than six (6) months following the Separation Date shall not be approved.

13.
Indemnification Agreement.  The Indemnification Agreement dated September 8, 2009 between Employer and Executive shall remain in full force and effect.  In addition, Executive shall be entitled to indemnification (including the advancement of expenses) pursuant to all governance documents of the Employer, Regency Energy Partners LP, its affiliates or otherwise, contracts and/or laws, and any right Executive has or may have to the benefits of any D&O, E&O or Professional Liability insurance policy (which such rights to indemnity and insurance shall not be terminated or diminished in any respect) of such parties.  In addition, excepting the amounts payable to Executive hereunder Employer shall not take any action that would expose any payment or benefit to Executive to an acceleration of income, interest or the additional tax of Section 409A of the Internal Revenue Code.  If additional tax is determined to be due as a result of Section 409A (excepting any additional tax due on amounts payable hereunder), Employer shall indemnify Executive for any taxes due thereon as a result, including the reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of tax liability.

14.	Non-Admission. This Agreement, and the payment of money and other consideration provided by Employer under this Agreement, is not an admission or indication of any wrongdoing by Employer or Executive.

15.
Entire Agreement.  Executive agrees that this Agreement constitutes the complete agreement between the parties and that no other representations have been made by Employer and that the terms hereof may not be modified except by a written instrument signed by Employer and Executive.

16.
Cooperation.  For a period of twelve (12) months following the Separation Date, Employee agrees to cooperate with Employer as reasonably requested (and in accordance with this section) by responding to questions, attending meetings, depositions, governmental proceedings and court hearings, and by cooperating with Employer and its accountants and legal counsel with respect to any investigations, claims or litigation or business, accounting, audit, legal or regulatory issues of which Employee has knowledge.  Without any additional consideration from Employer to Executive, during such twelve (12) month period Executive agrees to provide to Employer twelve (12) hours per month of assistance if and as needed, in Employer’s discretion.  Employer agrees to reimburse Employee for reasonable out-of-pocket expenses actually incurred for travel, meals and lodging, in accordance with Employer's then existing policies, for providing cooperation specifically requested by Employer.

17.	Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

18.	Interpretation Under State Law. This Agreement shall be construed under the laws of the State of Texas.

19.	Headings. The headings used in this Agreement are inserted solely for convenience and shall not be used to interpret the meaning of this document.

20.	Knowing and Voluntary. By signing below, Executive knowingly and voluntarily accepts this Agreement and does so of Executive's own free will.

21.
Authority.  The execution, performance and delivery of this Agreement (and the authorization of the signer on behalf of Employer hereof) has been approved by Employer and Employer’s Compensation Committee.

22.
Dispute Resolution.  In the event of any and all claims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any of its provisions, or the relationship between the parties created by this Agreement, whether sounding in contract, tort, or otherwise, whether provided by statute or the common law, for damages or any other relief (all of which are referred to herein as “Disputes”), the Executive and the Chairman of the Board (on behalf of the Employer) shall first meet to attempt to resolve any Disputes in good faith.  If the Executive and the Chairman are unable to resolve such Disputes, the parties agree that such Disputes shall be resolved by binding arbitration pursuant to the Federal Arbitration Act.  The arbitration may be initiated by either party by providing to the other a written notice of arbitration specifying the Disputes to be arbitrated.  If a party refuses to honor its obligations to arbitrate, the other party may seek to compel arbitration in either federal or state court.  The arbitration proceeding shall be conducted in Dallas County, Texas, or other location mutually agreed upon by the parties.  Within 30 days of the notice initiating the arbitration procedure, each party shall designate one arbitrator, who need not be impartial.  If a party fails to designate an arbitrator, the other party may have an arbitrator appointed by applying to the senior active United States District Judge for the Northern District of Texas.  The two arbitrators shall select a third arbitrator.  If the two selected arbitrators fail to agree upon a third arbitrator, either of the parties may apply to the senior active United States District Judge for the Northern District of Texas for appointment of a third arbitrator.  The third arbitrator shall take an oath of neutrality.   Any and all costs of the arbitration shall be shared evenly by Executive and Employer.

The three arbitrators shall make all of their decisions by majority vote.  The enforcement of this Agreement to arbitrate, the validity, construction, and interpretation of this Agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this Agreement to arbitrate, including, without limitation, the issues subject to arbitration, the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into this entire Agreement or to enter into this Agreement to arbitrate, allegations of waiver, delay or defenses to arbitrability, and the roles governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act.  In deciding the substance of the parties’ Disputes, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other State’s law).  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified in this Agreement.  It is contemplated that although the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, the arbitration proceeding will be self-administered by the parties; provided, if a party believes the process will be enhanced if it is administered by the American Arbitration Association, such party shall have the right to cause the process to become administered by the American Arbitration Association by applying to the American Arbitration Association and, thereafter, the arbitration shall be conducted pursuant to the administration of the American Arbitration Association.  In determining the extent of discovery, the number and length of depositions, and all other pre-hearing matters, the arbitrators shall endeavor to the extent possible to streamline the proceedings and minimize the time and cost of the proceedings.  There shall be no transcript of the hearing.  The final hearing shall be conducted within one hundred 120 days of the selection of the third arbitrator.  The final hearing shall not exceed 10 Business Days, with each party to be granted one-half of the allocated time to present its case to the arbitrators.  All proceedings conducted hereunder and the decision of the arbitrators shall be kept confidential by the parties.

Only damages allowed pursuant to this Agreement may be awarded.  It is expressly agreed that the arbitrators shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive damages in connection with any Dispute, either in arbitration or in litigation.  The arbitrators shall render their final decision within 20 days of the completion of the final hearing fully resolving all of the Disputes that are the subject of the arbitration proceeding.  The arbitrators’ ultimate decision after final hearing shall be in writing.  The arbitrators shall certify in their decision that no part of their award includes any amount for treble, exemplary or punitive damages not allowed hereunder.  The arbitrators’ decision shall be final and non-appealable to the maximum extent permitted by law. Any and all of the arbitrators’ orders and decisions may be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court having jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

EMPLOYER

REGENCY GP LLC

By:            /s/ Michael J. Bradley                                                      Date: January 30, 2012
Name:   Michael J. Bradley
Title:         President and Chief Executive Officer

EXECUTIVE

Paul M. Jolas

By: /s/ Paul M. Jolas	Date: January 30, 2012

Please return executed originals of this Agreement by regular mail to Energy Transfer Company, Attention: DeAnna Macias, Director-HR/Payroll, 800 E. Sonterra Blvd., Ste. 400, San Antonio, Texas, 78258 or by facsimile to (210) 403-7532.